SUB-ITEM  77K:   Changes in  registrants
certifying accountant.


On  August  14,  2008, BKD,  LLP  ceased
being  the independent registered public
accounting firm for the UMB  Scout Funds
the Funds due to  the  Audit  Committees
decision  to appoint Deloitte &  Touche,
LLP  as the Funds independent registered
public  accounting firm  for  the  Funds
fiscal year ending June 30, 2009.   BKD,
LLP  had served as the Funds independent
registered  public accounting  firm  for
each  of  the  two years in  the  period
ended  June  30, 2008.    BKD,  LLP  had
issued   a   report  on  the   financial
statements  of  the Funds  for  each  of
those  years.   Such  reports  did   not
contain adverse opinions or disclaimers of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

At  no time preceding the resignation of
BKD,  LLP  were  there any disagreements
between the management of the Funds  and
BKD,  LLP  on  any matter of  accounting
principles   or   practices,   financial
statement disclosure, or auditing  scope
or  procedure,  which disagreements,  if
not resolved to the satisfaction of BKD,
LLP,   would  have  caused  it  to  make
reference to the subject matter  of  the
disagreements  in  connection  with  its
report.    At  no  time  preceding   the
resignation of BKD, LLP did any of the events enumerated in paragraphs a1vA through D of Item 304 of Regulation S-K occur.

On  August  14,  2008, the  Funds  Audit
Committee engaged the firm of Deloitte &
Touche,   LLP  to  serve  as   the   new
independent registered public accounting
firm  to  the Fund. At no time preceding
the engagement of Deloitte & Touche, LLP
did   the   Funds   management   consult
Deloitte & Touche, LLP regarding  either
i    the   application   of   accounting
principles  to a specified  transaction,
either  completed  or proposed,  or  the
type  of  audit  opinion that  might  be
rendered    on   the   Funds   financial
statements, or ii any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.

On February 24, 2009, the Funds provided
BKD,   LLP   with   a  copy   of   these
disclosures and requested that BKD,  LLP
furnish   the   Funds  with   a   letter
addressed to the Securities and Exchange
Commission  stating  whether  it  agrees
with  the  statements made by the  Funds
herein   and,  if  not,  detailing   the
particular statements with which it does not agree. A copy of BKD, LLPs letter dated February 25, 2009, is filed as an Exhibit to this Form N-SAR.